Exhibit 99.1
Motorola Announces First-Quarter Sales and Earnings
First-Quarter Financial Highlights
•	Sales up 23 percent: Record first-quarter sales of $10.01 billion, compared to first-quarter 2005 sales of $8.16 billion

•	Earnings of $.27 per share, includes $.02 per share for stock compensation expense

•	Record handset shipments of 46.1 million units

•	Global handset market share estimated at 21 percent, up 4.8 percentage points versus the year-ago quarter

•	Record digital set-top box shipments of more than 2.0 million units

•	Positive operating cash flow of approximately $700 million
SCHAUMBURG, Ill. — April 18, 2006 — Motorola, Inc. (NYSE: MOT) today reported the following sales and earnings.

	First Quarter		%
	2006	2005	Change
Sales	$10.01B	$8.16B	+23%
EPS	$0.27	$0.28	-4%
First-quarter earnings in 2006 and 2005 include the following significant items:

	2006	2005
Stock compensation expense	$(0.02)
Reorganization of business charges	(0.02)
Gain on investments, net of derivative loss	0.03	$0.06

Total EPS Impact	$(0.01)	$0.06
During the quarter, the company continued to strengthen its balance sheet, generating operating cash flow of approximately $700 million, its 21st consecutive quarter of positive operating cash flow. In addition, the company significantly accelerated its stock repurchase program during the quarter and repurchased approximately 37 million shares of its stock for approximately $815 million.
“We are very pleased about our results, which set a record for first-quarter sales and, excluding the significant items highlighted above, would have also been a record for first-quarter earnings. The company continues to profitably grow revenue and market share,” said Ed Zander, chairman and CEO. “Our compelling products and solutions are advancing our vision of seamless mobility. In order to further build on this success, we announced a streamlined corporate structure to improve efficiency and reduce costs as well as an agreement to sell Motorola’s automotive business. With a sharpened strategic focus, Motorola is well-positioned for growth and success.”
Operating Results
Mobile Devices Segment sales were $6.4 billion, up 45 percent compared with the year-ago quarter. Operating earnings increased to $702 million, compared with operating earnings of $440 million in the year-ago quarter. Motorola’s portfolio of market-leading innovations — “must have” designs that deliver “must do” experiences such as mobile music and mobile video — is enabling the company’s steady momentum in the global marketplace.
•	Shipped 46.1 million units, up 61% compared to the first quarter of 2005 — and up 3% compared to 44.7 million handsets shipped during Q4 2005.

•	Expanded global market share to an estimated 21%, further narrowing the gap vs. the industry’s market share leader. This is up 4.8 points from a year ago and up more than 2 points from Q4 2005 — with particularly strong year-over-year performance in China, India and Africa.

•	Increased brand strength and market share leadership in the Americas and remained the solid No. 2 with growing brand momentum in Europe, North Asia and the high-growth markets (Middle East, Africa, India and Southeast Asia).

•	Launched six new handsets: 2 for GSM networks, 3 for CDMA and 1 for iDEN.

•	Expanded sales in the candy-bar form factor category with the SLVR L7 and L6.

•	Rejoined the Sprint line-up in North America with the Motorola C290 clamshell, enabling consumers to choose Motorola at all of the region’s largest wireless operators.

•	Added new colors and features in the RAZR suite — including the exclusive Dolce & Gabbana gold edition and music and mega-pixel cameras.

•	Doubled sales versus the prior quarter of the ultra-stylish PEBL U6 clamshell, and introduced an array of fashionable colors for Spring.
Government and Enterprise Mobility Solutions Segment sales were $1.54 billion, up 2 percent compared with the year-ago quarter. Operating earnings increased to $171 million, compared with operating earnings of $167 million in the year-ago quarter. Excluding restructuring charges of $8 million that are included in the 2006 first-quarter results, operating earnings increased 7 percent compared with the year ago quarter.
•	Announced an agreement to sell the company’s automotive electronics business to Continental AG for approximately $1 billion in cash. The sale is expected to be completed during the second quarter.

•	Announced a contract for a citywide public safety network in New York City that will increase capacity on the city’s communications channels.

•	Announced significant contracts to deploy mission-critical communications systems in the State of Washington to enhance and improve public transit operations.

•	Announced a contract to provide mission-critical communications for the military police in the State of Sao Paulo, Brazil for daily state-wide policing activities.

•	Completed the final phase of an Internet Protocol (IP) TETRA-based digital communications system for the Hong Kong police.
Networks Segment sales were $1.43 billion, down 14 percent compared with the year-ago quarter. Operating earnings were $132 million, down compared with operating earnings of $234 million in the year-ago quarter, due to the decrease in sales and restructuring charges of $21 million in the first quarter of 2006. The segment continued to deliver a comprehensive value proposition in access, core, platforms and services for wireless and wireline carriers.
•	MOTOwi4(TM) Canopy (R) products will be used by Earthlink and Google to provide the metro WiFi wireless network for the city of San Francisco. Motorola will also provide deployment, system integration and support services.

•	Received an order from Rajasthan, India to deploy MOTOwi4 Canopy products for the first Indian statewide wireless broadband grid. Motorola will provide voice, video and data to connect 10,000 village councils and address underserved markets.

•	Won push-to-talk over cellular (PoC) contracts with Vodaphone Spain and Yemen Public Telecommunications Corporation, bringing Motorola PoC deployments and contracts to 52 in 38 countries and territories.

•	Signed a contract to provide IP converged core network solutions to vistream GmbH (Germany), which will enable rapid delivery of mobile services to mobile virtual network operators.

•	Introduced 3G High Speed Indoor Access Point (Motorola AXPT) for deployment on any UMTS network — and supports existing UMTS and HSDPA devices.

•	Advanced mobile commerce with the announcement of M-Wallet, an application that goes beyond point of sale capabilities to enable online bill payment and mobile banking, money transfers, stored value cards, ticket purchasing and more.

•	Signed a 5-year access network deal with MTC Namibia encompassing GSM, GPRS, EDGE and Canopy solutions to enable service delivery through a hybrid cellular and wireless broadband technology network
Connected Home Solutions Segment sales were $710 million, up 7 percent compared with the year-ago quarter. Operating earnings were $15 million, compared with operating earnings of $19 million in the year-ago quarter.

Excluding restructuring charges of $43 million that are included in the 2006 first quarter results, operating earnings increased 205 percent compared with the year ago quarter. Motorola continued to see strength in shipments of video, voice and data infrastructure and consumer premise solutions, further driving our market leadership.
•	Shipped a record number of digital entertainment devices — more than 2 million — an increase of approximately 48 percent over Q4 2005.

•	Completed the acquisition of Kreatel Communications — a leading developer of Internet Protocol (IPTV) based set-tops.

•	Introduced the IP-STB1100 supporting Kreatel TV Application Platform and the first all-digital set-top family with built-in home media networking capabilities.

•	Shipped a record 632,000 voice modems during the quarter. Total modem shipments for the quarter were 2.6 million.

•	Introduced a new residential seamless mobility gateway allowing consumers to use the same mobile device and the same phone number inside and outside of the home.

•	Starhub (Singapore) announced plans to upgrade its hybrid fiber coaxial cable network to DOCSIS® 3.0-compatible, leveraging Motorola’s channel bonding technology.
Second Quarter 2006 Outlook
The company’s outlook for the second quarter of 2006 is for sales of between $10.3 billion and $10.5 billion. The outlook for earnings per share is in the range of $.30 to $.32. This outlook excludes expected stock compensation expense of $.02 per share, any potential additional recovery relating to Telsim, any earnings impact from the sale of the automotive electronics business, and further reorganization of business expense associated with global supply chain consolidation and other operating expense reduction initiatives.
Conference Call and Web-cast
Motorola’s quarterly earnings conference call is scheduled to begin at 4:00 p.m. Central Time (USA) on Tuesday April 18, 2006. Motorola plans a live web-cast of the conference call over the Internet, featuring both audio and slides. Concurrently with the issuance of this press release, Motorola has posted on its website the slides to be used on the conference call. Investors can view the slides and join the web-cast at www.motorola.com/investor.

Consolidated GAAP Results
A comparison of results from operations is as follows:

	First Quarter
(In millions, except per share amounts)	2006	2005

Net sales	$10,013	$8,161
Gross margin	3,020	2,656
Operating earnings	894	865
Earnings from continuing operations	686	692
Net earnings	686	692
Diluted earnings per common share:
Continuing operations	$0.27	$0.28
Discontinued operations	—	—

	0.27	0.28
Weighted average diluted common shares
Outstanding	2553.6	2487.1

Business Risks
Statements in this press release that are not historical facts are forward-looking statements based on current expectations that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about Motorola’s guidance for second quarter 2006 sales and earnings. Motorola cautions the reader that the factors below and those on pages 19 through 27 in Item 1A of Motorola’s 2005 Annual Report on Form 10-K and in its other SEC filings, could cause Motorola’s actual results to differ materially from those stated in the forward-looking statements. These factors include: (1) the uncertainty of current economic and political conditions, as well as the economic outlook for the telecommunications and broadband industries; (2) the company’s ability to continue to increase profitability and market share in its wireless handset business; (3) demand for the company’s products, including products related to new technologies; (4) the company’s ability to introduce new products and technologies in a timely manner; (5) risks related to dependence on certain key suppliers; (6) the impact on the company’s performance and financial results from strategic acquisitions or divestitures that are currently pending or may occur in the future; (7) risks related to the company’s high volume of manufacturing and sales in Asia; (8) the company’s ability to purchase sufficient materials, parts and components to meet customer demand; (9) the creditworthiness of the company’s customers, particularly purchasers of large infrastructure systems; (10) unexpected liabilities or expenses, including unfavorable outcomes to any pending or future litigation, including without limitation any relating to the Iridium project; (11) the timing and levels at which design wins become actual orders and sales; (12) the impact of foreign currency fluctuations; (13) the impact on the company from continuing hostilities in Iraq and conflict in other countries; (14) the impact on the company from ongoing consolidation in the telecommunications and broadband industries; (15) the impact of changes in governmental policies, laws or regulations; (16) the outcome of currently ongoing and future tax matters with the IRS, and (17) unforeseen negative consequences from the company’s outsourcing of various activities, including certain manufacturing, information technology and administrative functions.
About Motorola
Motorola is known around the world for innovation and leadership in wireless and broadband communications. Inspired by our vision of Seamless Mobility, the people of Motorola are committed to helping you get and stay connected simply and seamlessly to the people, information, and entertainment that you want and need. We do this by designing and delivering “must have” products, “must do” experiences and powerful networks — along with a full complement of support services. A Fortune 100 company with global presence and impact, Motorola had sales of US $36.8 billion in 2005. For more information about our company, our people and our innovations, please visit www.motorola.com
# # #
Media Contact:
Jennifer Weyrauch
+1-847-435-5320
Jennifer.Weyrauch@motorola.com
MOTOROLA and the stylized M Logo are registered in the U.S. Patent & Trademark Office. All other product or service names are the property of their respective owners.
© Motorola, Inc. 2006

Motorola, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share amounts)

	Quarter Ended	Quarter Ended
	April 1, 2006	April 2, 2005
Net sales	$10,013	$8,161
Costs of sales	6,993	5,505

Gross margin	3,020	2,656

Selling, general and administrative expenses	1,116	945
Research and development expenditures	980	853
Other charges/(income)	30	(7)

Operating earnings	894	865

Other income (expense):
Interest income (expense), net	67	(8)
Gains/(loss) on sales of investments and businesses	151	239
Other	(19)	(9)

Total other income	199	222

Earnings from continuing operations before income taxes	1,093	1,087
Income tax expense	407	395

Earnings from continuing operations	686	692

Earnings (loss) from discontinued operations, net of tax	—	—

Net earnings	$686	$692

Earnings per common share
Basic:
Continuing operations	$0.28	$0.28
Discontinued operations	—	—

	$0.28	$0.28

Diluted:
Continuing operations	$0.27	$0.28
Discontinued operations	—	—

	$0.27	$0.28

Weighted average common shares outstanding
Basic	2,489.0	2,447.1
Diluted	2,553.6	2,487.1

Dividends paid per share	$0.04	$0.04

Motorola, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

ASSETS	April 1,	December 31,
	2006	2005
Cash & cash equivalents	$4,200	$3,774
Sigma funds	10,261	10,867
Short-term investments	185	144
Accounts receivable, net	5,858	5,779
Inventories, net	2,764	2,522
Deferred income taxes	2,351	2,390
Other current assets	2,495	2,393

Total current assets	28,114	27,869

Property, plant and equipment, net	2,248	2,271
Investments	1,556	1,654
Deferred income taxes	1,080	1,245
Other assets	2,711	2,610

Total assets	$35,709	$35,649

LIABILITIES AND STOCKHOLDERS’ EQUITY

Notes payable and current portion of long-term debt	$470	$448
Accounts payable	4,430	4,406
Accrued liabilities	7,548	7,585

Total current liabilities	12,448	12,439

Long-term debt	3,774	3,806
Other liabilities	2,907	2,731

Stockholders’ equity	16,580	16,673

Total liabilities and stockholders’ equity	$35,709	$35,649

Motorola, Inc. and Subsidiaries
Segment Information
(In millions)
Summarized below are the Company’s net sales and operating earnings (loss) by reportable segment for the quarters ended April 1, 2006 and April 2, 2005.

	Segment Net Sales
	Quarter Ended	Quarter Ended	% Change
	April 1, 2006	April 2, 2005	from 2005

Mobile Devices	$6,400	$4,414	45%
Government & Enterprise Mobility Solutions	1,539	1,503	2%
Networks	1,431	1,657	-14%
Connected Home Solutions	710	662	7%
Other/Eliminations	(67)	(75)	11%

Segment Totals	$10,013	$8,161	23%

	Operating Earnings (Loss)
	GAAP Results
	Quarter Ended	Quarter Ended
	April 1, 2006	April 2, 2005

Mobile Devices	$702	$440
Government & Enterprise Mobility Solutions	171	167
Networks	132	234
Connected Home Solutions	15	19
Other/Eliminations	(126)	5

Segment Totals	$894	$865